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[ROCHESTER MEDICAL LOGO]                                  FORM IMMEDIATE RELEASE
                                                                OCTOBER 28, 2003

     ROCHESTER MEDICAL REPORTS FOURTH QUARTER RESULTS: RECORD ANNUAL RESULTS

Stewartville, MN October 28, 2003

Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its fourth quarter and fiscal year ending September 30, 2003.

The Company reported sales of $3,621,000 for the quarter compared to $3,162,000 for the fourth quarter of last year. It reported net income of $41,000 or $.01 per share compared to a net loss of $17,000 or ($.00) per share for the fourth quarter of last year. The approximately 15% increase in sales resulted from increased sales of Rochester Medical(R) brand products and increased sale to private label customers. The increase in net income was due primarily to increased contribution from higher sales.

For the Fiscal Year ended September 30, 2003 net sales increased 32% to $14,655,000 from $11,075,000 last fiscal year. The Company reported a net income of $330,000 or $.06 per share compared to a net loss of $1,395,000 or ($.26) last fiscal year. The sales increase was due to increased Rochester Medical Brand sales and increased Private Label sales. The increase in net income was due primarily to increased contribution from higher sales.

Commenting on the results Company CEO and President Anthony J. Conway said, "I am pleased to again report that we are making solid progress. We had a good quarter and an excellent year.

"Sales growth has been over 30% for each of the last two years and we have become profitable. Also, we have increased our cash and marketable securities by over one and a half million dollars over the past year.

"We expect good annual growth in Fiscal 2004 on both our top and bottom line with much of that growth occurring in the second half of the year as our Hydrophilic Catheters are introduced in Europe, and as we launch additional new advanced products following regulatory approval which we expect will be forthcoming in the first half of this fiscal year. The European Market for Hydrophilic Catheters is approximately $130 million dollars annually. I believe our technology offers distinct advantages over products currently in that market. We recently announced a global private label marketing agreement for these catheters. We also continue discussing arrangements with potential marketing partners for both current and future products that can provide significant additional sales revenues.




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"In short, I am pleased with the Company's performance over the past year, and I look forward to a good year ahead."

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining acceptance of the anti-infection catheters and hydrophilic catheters in the marketplace, the uncertainty of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company's SEC reports and filings, including, without limitation, the section entitled "Risk Factors" in the Company's Annual report on Form 10-K (Part II, Item 6) for the year ended September 30, 2002.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical brand and under private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. For product information on the FemSoft Insert call 1-800-FEMSOFT. More information about Rochester Medical is available on its website at http://www.rocm.com





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Rochester Medical Corporation
Press Release - F03 Fourth Quarter
page 3 of 4


                            CONDENSED BALANCE SHEETS


                                                                  September 30,               September 30,
                                                                       2003                       2002
                                                                 ---------------             ---------------
                      Assets

 Current Assets
   Cash and equivalents                                          $     1,764,499             $       411,618
   Marketable securities                                               4,201,736                   4,052,389
   Accounts receivable                                                 2,454,310                   1,905,442
   Inventories                                                         3,542,619                   3,577,931
   Prepaid expenses and other assets                                     272,245                     218,183
                                                                 ---------------             ---------------

             Total current assets                                     12,235,409                  10,165,563

 Property and equipment                                                8,687,462                   9,261,525
 Intangible assets                                                       225,597                     209,078
                                                                 ---------------             ---------------

                                                                 $    21,148,468             $    19,636,166
                                                                 ===============             ===============

Liabilities and Stockholders' Equity

 Current liabilities:
   Accounts payable                                              $       507,580             $       633,934
   Accrued expenses                                                    1,098,578                     908,301
   Short term debt                                                        43,520                           -
   Current maturities of capital leases                                   40,263                           -
   Deferred revenue                                                      157,143                     100,000
                                                                 ---------------             ---------------

             Total current liabilities                                 1,847,084                   1,642,235

 Long-term debt
   Long term debt                                                        116,280                           -
   Capital leases, less current portion                                  164,806                           -
   Deferred revenue                                                      878,571                     850,000
                                                                 ---------------             ---------------

             Total long term debt                                      1,159,657                     850,000

 Stockholders' equity                                                 18,141,727                  17,143,931
                                                                 ---------------             ---------------

                                                                 $    21,148,468             $    19,636,166
                                                                 ===============             ===============



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Rochester Medical Corporation
Press Release - F03 Fourth Quarter
page 4 of 4


                        SUMMARY STATEMENTS OF OPERATIONS


                                                            Three months ended                       Twelve months ended
                                                               September 30,                            September 30,
                                                    ------------------------------------     -------------------------------------
                                                         2003                2002                  2003                2002
                                                    ---------------     ----------------     -----------------   -----------------
Sales                                               $     3,621,022      $     3,162,374       $    14,655,372    $    11,075,495

Cost of sales                                             2,334,875            2,105,635             9,574,414          7,887,891
                                                    ---------------      ---------------       ---------------    ---------------

Gross profit                                              1,286,147            1,056,739             5,080,958          3,187,604
    Gross profit %                                               36%                  33%                   35%                29%

Costs and expense:
    Marketing and selling                                   597,170              539,610             2,225,376          2,196,426
    Research and development                                239,521              207,219               874,715            834,567
    General and administrative                              444,632              380,314             1,808,838          1,763,341
                                                    ---------------      ---------------       ---------------    ---------------

Total operating expenses                                  1,281,323            1,127,143             4,908,929          4,794,334
                                                    ---------------      ---------------       ---------------    ---------------

Income/(Loss) from operations                                 4,824              (70,404)              172,029         (1,606,730)

Other income (expense)
    Interest income - Net                                    36,115               52,980               157,874            211,926
                                                    ---------------      ---------------       ---------------    ---------------

Net Income/(Loss)                                   $        40,939      $       (17,424)      $       329,903    $    (1,394,804)
                                                    ===============      ===============       ===============    ===============


Earnings per common share - Basic & Diluted         $          0.01      $         (0.00)      $          0.06    $         (0.26)
                                                    ===============      ===============       ===============    ===============

Shares in per share
    computation Basic                                     5,421,183            5,328,622             5,379,954          5,328,531
                                                    ===============      ===============       ===============    ===============

Shares in per share
    computation Diluted                                   5,735,383            5,328,622             5,653,859          5,328,531
                                                    ===============      ===============       ===============    ===============